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Hilton Contact:  Marc Grossman              Park Place Contact:  Geoffrey Davis
                 310-205-4030                                    702-699-5037
                                                                 310-205-4541
                 Kathy Shepard
                 310-205-7676                                    Scott LaPorta
                                                                 702-699-5000
                                                                 310-205-4331

                HILTON COMPLETES SPIN-OFF OF GAMING OPERATIONS
PARK PLACE ENTERTAINMENT ACQUIRES MISSISSIPPI OPERATIONS OF GRAND CASINOS, INC.

     BEVERLY HILLS, Calif., December 31, 1998 -- Hilton Hotels Corporation (NYSE:HLT) today completed the separation of its gaming and lodging businesses -- via a tax-free distribution of its casino gaming operations to shareholders, creating a newly formed gaming company named Park Place Entertainment Corporation (NYSE:PPE). Concurrently, Park Place Entertainment acquired the three Mississippi gaming operations of Grand Casinos, Inc. (NYSE:GND), making it the world's largest casino gaming company. In the Grand merger, Park Place has assumed approximately $565 million of debt and issued shares of Park Place to Grand shareholders in a ratio of one share of Park Place for each share of Grand.

     Hilton shareholders of record at the close of business on December 23, 1998 will receive one share of Park Place common stock for each share of Hilton common stock they own. An estimated 260.8 million shares of Park Place will be distributed to Hilton shareholders to effectuate the spin-off and an additional 42.3 million shares of Park Place will be issued to Grand shareholders to effectuate the merger. ChaseMellon Shareholders Services, LLC is the transfer agent.

     The transactions were approved in November by shareholders of both Hilton and Grand Casinos, Inc. Approvals have also been received from casino gaming regulators in Nevada, New Jersey, Mississippi, Louisiana, Australia and Uruguay.

     Concurrent with the closing of the transactions, Stephen F. Bollenbach becomes chairman of the board of Park Place Entertainment, while remaining president and chief executive officer of Beverly Hills-based Hilton Hotels Corporation. Arthur Goldberg, currently president - gaming operations for Hilton Hotels, becomes president and chief executive officer and a director of Park Place Entertainment. He remains on Hilton's board of directors. Additionally, Lyle Berman current chairman of the board of Grand Casinos, Inc. has joined the board of Park Place Entertainment.

                                    -more-

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Hilton Business Separation
2-2-2-2

     Hilton Hotels Corporation is one of the world's foremost lodging companies. The company owns, manages or franchises approximately 250 hotels in the United States, Canada and Mexico, including ownership of some of the world's most renowned properties, such as the Waldorf=Astoria, Hilton San Francisco and Towers, Hilton Hawaiian Village and Chicago's Palmer House Hilton. Hilton will continue to pursue a growth strategy centered on acquiring full-service hotels in markets seeing little new supply. In 1998, Hilton purchased approximately $950 million of hotels at attractive prices. The company also will continue aggressively building its franchise program in the U.S., Canada and Mexico, which will include the company's successful Hilton Garden Inn program, which is expected to have 200 hotels open or under contract by 2000.

     Park Place Entertainment is the world's largest gaming company, as measured by casino square footage and revenues, and is the only casino gaming company with a leading presence in Nevada, New Jersey and Mississippi--the three largest gaming markets in the U.S. In 1999, the company will own or have an interest in 18 gaming properties located throughout the United States and in Australia and Uruguay, with a total of 1.4 million square feet of casino space and more than 23,000 hotel rooms.

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